Exhibit 99.1

News Release

For Immediate Release

August 6, 2025

For Further Information Contact:

Jamie Letica
Hines
646-303-4280
jamie.letica@hines.com

HINES GLOBAL INCOME TRUST PORTFOLIO SURPASSES $5B IN GROSS ASSET VALUE

(Houston, Texas) – Hines, the global real estate investor, developer and manager, has announced that Hines Global Income Trust (“HGIT”) has passed $5 billion in gross asset value, thanks to recent acquisitions, demonstrating its enthusiasm for buying opportunities in today’s market.

HGIT recently acquired three East Coast US industrial properties in May, as well as a retail park in the UK in June. As of June 30, 2025, its diversified global portfolio includes 49 assets that are 96% leased, consist of 23.2 million square feet, and are 33% leveraged.

Backed by decades of real estate expertise and with the help of Hines’ local teams, HGIT seeks to identify stable assets with strong long-term income and growth potential. Its institutional-quality portfolio is two-thirds-weighted to the industrial and living sectors, and is 69% domestic US and 31% international, based on value.

“The recent acquisitions continue to showcase Hines Global Income Trust’s ability to capitalize on opportunities across markets,” said Alfonso Munk, President of HGIT and co-head of Investment Management at Hines. “We are thrilled at the topping of $5 billion in the portfolio and will continue to look for high quality investments to provide returns on behalf of our investors.”

Hines Global Income Trust is a Hines-backed public, non-listed real estate investment trust. It commenced operations in 2014 and invests in commercial real estate investments in the United States and internationally.

For more information on Hines Global Income Trust, please visit hinesglobalincometrust.com.

Marketing communication

About Hines
Hines is a leading global real estate investment manager. We own and operate $90.1 billion¹ of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 5,000 employees in 30 countries draw on our 68-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of December 31, 2024.